Exhibit 99.1

Envision Solar Announces Desmond Wheatley as President and Chief Operating Officer

-	Industry Veteran Joins Envision Executive Team

SAN DIEGO, CALIFORNIA--(Marketwire - September 29, 2010) - Envision Solar International (EVSI.OB) announced today the appointment of Mr. Desmond Wheatley as President and Chief Operating Officer of the Company. Mr. Wheatley has been consulting for the company since May 2010. He will assume his new role of assisting the CEO and Board of Directors in the continued development of the company's strategy and leading the day to day activities of the company immediately.

Mr. Wheatley has two decades of senior international management experience in technology systems integration, energy management, communications and Renewable Energy. Mr. Wheatley is a founding partner in the international consulting practice Crichton Hill LLC. Prior to founding Crichton Hill, Mr. Wheatley was CEO of iAxis FZ LLC, a Dubai based alternative energy and technology systems integration company. From 2000 to 2007 Mr. Wheatley held a variety of senior management positions at San Diego based Kratos Defense and Security Solutions, fka Wireless Facilities (NASDAQ:KTOS) with the last five years as President of ENS, the largest independent security and energy management systems integrator in the United States. Prior to forming ENS in 2002 Mr. Wheatley held senior management positions in the cellular and broadband wireless industries; deploying infrastructure and lobbying in Washington DC on behalf of major wireless service providers. Mr. Wheatley's teams led turnkey deployments of thousands of cellular sites and designed and deployed broadband wireless networks in many MTAs across the USA.

Mr. Wheatley has founded, funded and operated four profitable start-up companies and was previously engaged in M&A activities. Mr. Wheatley evaluated acquisition opportunities, conducted due diligence and raised commitments of $500M in debt and equity.

Mr. Wheatley sits on the boards of Admonsters, San Francisco CA  and the Human Capital Group, Los Angeles, CA and was formerly a board member at DNI in Dallas, Texas.

"I am delighted to be evolving my existing relationship with Envision Solar" stated Mr. Wheatley. "During  my tenure as a consultant since the company went public, I have become increasingly excited by the opportunities ahead of us. Envision has a group of products and services which are unique in this high growth industry and the company is well positioned to take advantage of the six years of vision, product development and 10 Megawatts of installed base it has achieved under Bob's leadership. There is a nexus occurring in the market place and the level of interest we are receiving for our Park Solar and integrated Electric Vehicle Charging Infrastructure gives me a strong indication that we should anticipate real traction in 2011.  I look forward to assisting the team through our next period of significant growth"

"Mr. Wheatley is a highly accomplished leader that will complement the existing management team very nicely," commented Mr. Bob Noble, Founder and CEO of Envision Solar International. "We are delighted to welcome him to Envisions' management team and look forward to supporting him as he takes the business forward, capitalizing on his wealth of international, public company, deployment and integration experience. The appointment marks a new and exciting era for Envision Solar as we look to grow the Company to the next level," concluded Mr. Noble.

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, is a leading solar planner, architect and inventor designing and deploying clean energy systems globally. The sustainable infrastructure master planning firm provides strategic long-term solutions including comprehensive sustainability planning and optimizing designs for solar array structures. The company is a leader in the invention and construction of solar structures that address the unused millions of acres of parking spaces. Its innovative systems include products for commercial, residential, and institutions, such as Clean Charge®, EnvisionTrak™ the Solar Tree®, Solar Grove®, Solar Row™, LifePort®, LifePod™, LifeVillage™ and others. Envision Solar is listed on the OTC Bulletin Board under the symbol [OTCBB: EVSI].

For more information on Envision Solar, please visit www.envisionsolar.com or call 1-866-746-0514.